Exhibit (10)(s)
Change in Control Agreement
Tier IV

Tier IV Change in Control as of August, 2008

Tier IV Change in Control as of August, 2008
Change in Control Agreement
     THIS CHANGE IN CONTROL AGREEMENT (hereinafter referred to as this “Agreement”) is made, entered into, and effective as of                     , 20       (hereinafter referred to as the “Effective Date”), by and between                     , a Michigan corporation, (hereinafter referred to as the “Employer”) and                      (hereinafter referred to as the “Executive”).
     WHEREAS, the Board of Directors of CMS Energy Corporation, a Michigan corporation (hereinafter referred to as “CMS Energy Corporation”) has approved entering into change in control agreements with certain key executives as being necessary and advisable for the success of CMS Energy Corporation;
     WHEREAS, the Executive is currently employed at                     , by the Employer in a key management position as                     ;
     WHEREAS, the Board of Directors of CMS Energy Corporation wants to provide the Executive with a measure of financial security in the event of a change in control of CMS Energy Corporation as defined in this Agreement; and
     WHEREAS, both the Executive and the Employer seek to have any proposal involving a change in control of CMS Energy Corporation as defined in this Agreement be considered by the Executive objectively and with reference only to the business interests of CMS Energy Corporation and its shareholders.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the Executive and the Employer and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Employer, intending to be legally bound, agree as follows:
Article 1. Establishment, Term, and Purpose
     This Agreement will commence on the Effective Date and shall continue in effect until December 31, 2010. However, at December 31, 2010, and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee (as defined in Section 2.13 herein) delivers notice six (6) months prior to the end of such term, or extended term, to the Executive, stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress. However, in the event of a Change in Control (as defined in Section 2.10 herein) of CMS Energy Corporation, the term of this Agreement shall automatically be extended to the earlier of (i) the date that is two (2) years from the date of the Change in Control if the current term of this Agreement has less than two (2) full years

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remaining until its expiration or (ii) the date the Executive attains age 65. If the term of this Agreement is not extended, the Employer is not obligated to pay any severance benefits under Section 3.2 herein for a Change in Control that happens after the expiration of the term of this Agreement. In addition, notwithstanding the above, any obligation of the Employer arising during the term of this Agreement shall survive the termination of this Agreement until paid in full, provided that the Executive has provided or received a Notice of Termination within the applicable time limitations under Section 2.26 herein. Notwithstanding the forgoing, the obligations of the Executive under Article 5 herein shall continue in effect and survive the expiration of the term of this Agreement.
Article 2. Definitions
     Whenever used in this Agreement, the following terms shall have the meanings set forth below:
2.1	“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

2.2	“Agreement” means this agreement, including the “whereas” clauses and Exhibit A.

2.3	“Base Annual Salary” means the greater of the Executive’s full annual salary, whether or not any portion thereof is paid on a deferred basis, at: (i) the Effective Date of Termination, or (ii) at the date of the Change in Control. It does not include any incentive compensation in any form, bonuses of any type or any other form of monetary or nonmonetary compensation other than salary.

2.4	“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.

2.5	“Beneficiary” means the persons or Entities designated by the Executive pursuant to Section 9.5 herein.

2.6	“Benefit plan clawback provision” has the meaning set forth in Section 5.1(g) herein.

2.7	“Bonus-based payment” has the meaning set forth in Section 5.1(g) herein.

2.8	“Board” means the Board of Directors of CMS Energy Corporation.

2.9	“Cause” is determined solely by the Committee in the exercise of good faith and reasonable judgment, and means the occurrence of any one or more of the following:
(a)	The continued failure by the Executive to substantially perform his or her duties of employment (other than any such failure resulting from the Executive’s Disability), after a demand for substantial performance is delivered to the Executive that identifies the manner in which the Committee believes that the Executive has not substantially performed his or her duties,

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and the Executive has failed to remedy the situation within a reasonable period of time specified by the Committee which shall not be less than 30 days; or

(b)	The Executive’s (i) indictment for a felony or (ii) a conviction for a misdemeanor involving fraud, embezzlement, theft, misappropriation, or failure to be truthful; or

(c)	The Executive’s (i) gross negligence, (ii) failure or refusal, on request or demand by the Employer or any governmental authority, to provide testimony to or to cooperate with any governmental regulatory authority, or any other similar non-cooperation by the Executive, (iii) willful engaging in misconduct materially or demonstrably injurious to the business or reputation (by adverse publicity or otherwise) of CMS Energy Corporation or its Affiliates, monetarily or otherwise, or (iv) violation of a material provision of the Employer’s code of conduct and code of ethics, including but not limited to violations of the Employer’s policies relating to substance abuse and discrimination; or

(d)	The Executive’s breach of the terms of Article 5 herein.
However, for purposes of clause (c), no act or failure to act on the Executive’s part shall be considered “willful” if done, or omitted to be done, by the Executive (i) in good faith and (ii) with reasonable belief that his or her action or omission was in the best interest of CMS Energy Corporation or its Affiliates.

2.10	“Change in Control” means a change in control of CMS Energy Corporation, and shall be deemed to have occurred upon the first to occur of any of the following events:
(a)	Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CMS Energy Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from CMS Energy Corporation or its Affiliates) representing thirty percent (30%) or more of the combined voting power for the election of directors of CMS Energy Corporation’s then outstanding equity securities with the power under ordinary circumstances to vote for the election of directors, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of Section 2.10 (c) below; or

(b)	The following individuals cease for any reason to constitute a majority of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CMS Energy Corporation) whose appointment or election by the Board or nomination for election by CMS Energy Corporation’s stockholders was

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approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)	The consummation of a merger or consolidation of CMS Energy Corporation or any direct or indirect subsidiary of CMS Energy Corporation with any other corporation or other entity, other than: (i) any such merger or consolidation which involves either CMS Energy Corporation or any such subsidiary and would result in the voting securities of CMS Energy Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of CMS Energy Corporation or its Affiliates, at least fifty-one percent (51%) of the combined voting power of the voting securities of CMS Energy Corporation or the surviving entity or any parent thereof outstanding immediately after such merger or consolidation and immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of CMS Energy Corporation, the entity surviving such merger or consolidation or, if CMS Energy Corporation or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or (ii) a merger or consolidation effected to implement a recapitalization of CMS Energy Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CMS Energy Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from CMS Energy Corporation or its Affiliates) representing thirty percent (30%) or more of the combined voting power of CMS Energy Corporation’s then outstanding securities; or

(d)	Either (1) the stockholders of CMS Energy Corporation approve a plan of complete liquidation or dissolution of CMS Energy Corporation and such plan is consummated, or (2) there is consummated an agreement for the sale, transfer or disposition by CMS Energy Corporation of all or substantially all of CMS Energy Corporation’s assets (or any transaction having a similar effect). For purposes of clause (d)(2), (i) the sale, transfer or disposition of a majority of the shares of common stock of Consumers Energy Company shall constitute a sale, transfer or disposition of substantially all of the assets of CMS Energy Corporation and (ii) the sale, transfer or disposition of subsidiaries or affiliates of CMS Energy Corporation, singly or in combinations, or their assets, only qualifies as a Change in Control if it satisfies the substantiality test contained in that clause and the Board of CMS Energy Corporation’s determination in that regard is final. In addition, for purposes of clause (d)(2), the sale, transfer or disposition of assets has to be in a transaction or series of transactions closing within six (6) months after the

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closing of the first transaction in the series, other than with an entity in which at least fifty-one (51%) of the combined voting power of the voting securities is owned by stockholders of CMS Energy Corporation in substantially the same proportions as their ownership of CMS Energy Corporation immediately prior to such transaction or transactions and immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold, transferred or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing clauses (a), (c) and (d), a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions closing within six (6) months after the closing of the first transaction in the series immediately following which the record holders of the common stock of CMS Energy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CMS Energy Corporation immediately following such transaction or series of transactions.
2.11	“Change in Control Severance Benefits” has the meaning ascribed to the same in Article 3 herein.

2.12	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

2.13	“Committee” means the Compensation and Human Resources Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation and Human Resources Committee. The Committee is responsible for the administration of this Agreement and shall interpret and apply the provisions of this Agreement. Notwithstanding the above, the Committee may obtain and rely upon advice from consultants, attorneys and advisors of its choice in making determinations concerning this Agreement.

2.14	“Direct Competitor” has the meaning set forth in Section 5.1(a) herein.

2.15	“Disability” means a determination by the insurer or third-party administrator under an individual and/or group disability policy covering the Executive that the Executive is totally and permanently disabled as defined in the policy, or if there is no such coverage, then a disability that satisfies the requirements of total and permanent disability under Section 22(e) of the Code.

2.16	“Effective Date” means the date of this Agreement set forth in the first paragraph of this Agreement.

2.17	“Effective Date of Termination” means the first day of any month following the date on which a Qualifying Termination occurs, as provided under Section 2.28

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herein, which triggers the payment of Change in Control Severance Benefits hereunder. Such first day of such month shall be specified in the Notice of Termination. If Executive is otherwise eligible for retirement, he or she may elect to retire on the Effective Date of Termination without waiving any Change in Control Severance Benefits to which he or she may be entitled pursuant to this Agreement.

2.18	“Employer” means the corporation named in the first paragraph of this Agreement as the Employer.

2.19	“Entity” means any corporation, partnership, limited liability company, joint venture, sole proprietorship or firm.

2.20	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.21	“Excise Tax” has the meaning set forth in Section 6.1 herein.

2.22	“Executive” means the individual named in the first paragraph of this Agreement.

2.23	“Exempt Person” has the meaning set forth in Section 5.1(b) herein.

2.24	“Good Reason” exists only on the date of a Change in Control or during the twenty-four (24) months which follow a Change in Control and means, without the Executive’s express prior consent, the occurrence of any one or more of the following:
(a)	The assignment to the Executive of duties materially inconsistent with the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any action by the Employer which results in a material diminution of the Executive’s position, authority, duties, or responsibilities as constituted as of the Effective Date (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Employer promptly after receipt of notice thereof given by the Executive), provided, however that a Change in Control which results in the Employer becoming controlled by another Entity, after which the Executive’s position, authority, duties or responsibilities do not, taken as a whole, change (except in respect of the Persons or Entities to which he or she reports or the duties he or she performs due to becoming controlled by such other Entity), shall not constitute a material change in the Executive’s position, authority, duties or responsibilities; or

(b)	Materially reducing the Executive’s Base Salary; or

(c)	Materially reducing the Executive’s targeted annual incentive opportunity; or

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(d)	Materially reducing the Executive’s targeted long-term incentive opportunity; or

(e)	A material failure to maintain the Executive’s aggregate amount of benefits under, or relative level of participation in, employee benefit or retirement plans, policies, practices, or arrangements of a material nature available to employees of CMS Energy Corporation and its Affiliates and in which the Executive participates as of the date of a Change in Control; or

(f)	A material breach of this Agreement by the Employer which is not remedied by the Employer after receipt of notice of such breach delivered by the Executive to the Committee; or

(g)	Any successor company fails or refuses to assume the obligations owed to Executive under this Agreement in their entirety, as required by Section 8.1 herein; or

(h)	The Executive is required to be based at a location in excess of thirty-five (35) miles from both (i) the Executive’s primary residence and (ii) the location of the Executive’s principal job location or office, both immediately prior to a Change in Control, except for required travel on the Employer’s or CMS Energy Corporation’s business to an extent substantially consistent with the Executive’s prior business travel obligations.
Notwithstanding the above, (i) no amendment of, or termination and replacement of, any annual or long term incentive plan, or benefit or retirement plan, policy, practice or arrangement referred to in (c) (d) or (e) above, shall be deemed to constitute Good Reason so long as the opportunities or amounts referred to therein remain unchanged after such amendment or such termination and replacement; and (ii) the Executive must provide notice to the Employer of the existence of Good Reason not more than ninety (90) days after the initial existence of the circumstance that constitutes Good Reason as set forth above and provide a period of thirty (30) days for the Employer to remedy the circumstance giving rise to the Good Reason and thus not have to pay the Change in Control Severance Benefits as provided for under Section 3.2 herein; provided, however, that the failure by the Executive to give such notice within such ninety (90) days shall constitute a waiver of such Good Reason by the Executive in that instance. The remedying of any circumstances by Employer or the failure of the Executive to give such notice as aforesaid, shall not impair Executive’s right to claim Good Reason based upon a recurrence of such circumstances or the occurrence of different circumstances within the time period (twenty-four (24) months following a Change in Control) specified in the first sentence of this section. All provisions and interpretations relating to Good Reason are to be applied consistent with Section 409A of the Code and the applicable Treasury Regulations at Section 1.409A-1(n)(2), and their successors (“Section 409A”).

2.25	“Gross-Up Payment” has the meaning set forth in Section 6.1 herein.

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2.26	“Notice of Termination” shall be provided for a Qualifying Termination and shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a Qualifying Termination. The notice shall provide a specific date (i) on which a Qualifying Termination has occurred and (ii) designated as the Effective Date of Termination. Such Notice of Termination when provided by the Executive for Good Reason as set forth in Section 2.24 herein (prior to the expiration of the ninety (90) day notice and after the thirty (30) day cure period described in Section 2.24 herein) shall be consistent with the requirements of Section 409A.

2.27	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.28	“Qualifying Termination” means:
(a)	A termination of the Executive’s employment by the Employer on the date of a Change in Control or during the twenty-four (24) months which follow a Change in Control for reasons other than death, Disability, or Cause pursuant to a Notice of Termination delivered to the Executive by the Employer; or

(b)	A termination by the Executive for Good Reason on the date of a Change in Control or during the twenty-four (24) months which follow a Change in Control pursuant to a Notice of Termination delivered to the Employer by the Executive.
2.29	“Release” means the signed release of claims and resignation of all positions as an officer or director of the Employer and any company affiliated with the Employer, which shall be substantially in the form attached hereto as Exhibit A.

2.30	“Section 409A” has the meaning set forth in Section 2.24 herein.

2.31	“SERP” means the retirement plan applicable to the Executive and entitled “Supplemental Executive Retirement Plan for the Employees of CMS Energy/Consumers Energy Company,” dated December 1, 2007, as amended, or under the successor or replacement of such retirement plan if it is then no longer in effect. [For the Executives covered under the defined contribution supplemental executive retirement plan, the following definition shall be used: “means the retirement plan applicable to the Executive and entitled “Defined Contribution Supplemental Executive Retirement Plan” dated December 1, 2007, as amended, or under the successor or replacement of such retirement plan if it is then no longer in effect.]

2.32	“Total Payments” has the meaning set forth in Section 6.1 herein.

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Article 3. Change in Control Severance Benefits
3.1	Right to Change in Control Severance Benefits.
(a)	Change in Control Severance Benefits. The Executive shall be entitled to receive from the Employer Change in Control Severance Benefits, as described in Section 3.2 herein, if a Qualifying Termination of the Executive’s employment satisfying the definitions contained in Section 2.28(a) or (b) herein has occurred on the date of a Change in Control or within twenty-four (24) months immediately following a Change in Control. Benefits received by the Executive under the pension plan and SERP (or any replacement or successor plans thereto) shall not be used as an offset to the level of Change in Control Severance Benefits owed to Executive. The Effective Date of Termination will be the date the Executive experiences a separation from service with the service recipient, as those terms are defined under Section 409A.

(b)	No Change in Control Severance Benefits. The Executive shall not be entitled to receive Change in Control Severance Benefits under this Agreement if the Executive’s employment with the Employer ends for reasons other than a Qualifying Termination.

(c)	Waiver and Release. The Executive shall sign and return to the Employer a Release to be eligible for payment of Change in Control Severance Benefits under Section 3.2 herein. Attached hereto as Exhibit A and incorporated by reference in this Agreement is the form of release Executive shall sign and return to qualify for Change in Control Severance Benefits under this Agreement. No payment will be made until the seven (7) day right to revocation of the Release has elapsed.

(d)	No Duplication of Severance Benefits. If the Executive receives Change in Control Severance Benefits, any other severance benefits received by employees not covered by this Agreement, if any, to which the Executive is entitled shall be reduced on a dollar-for-dollar basis with respect to Change in Control Severance Benefits paid pursuant to this Agreement so that there is no duplication of severance benefits.
3.2	Description of Change in Control Severance Benefits. In the event the Executive becomes entitled to receive Change in Control Severance Benefits, as provided in Section 3.1(a) herein, the Employer (subject to Section 3.1(c)) shall provide the Executive with the following:
(a)	A lump-sum amount paid within thirty (30) calendar days following the Effective Date of Termination equal to the sum of the Executive’s unpaid salary, unreimbursed business expenses, and unreimbursed allowances owed to

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the Executive through and including the Effective Date of Termination. In the event the Executive is terminated following a performance year under the Officer Incentive Compensation Plan but prior to payment of a bonus for such year, the Executive will not forfeit such bonus but shall receive any payment when the same is paid to active employees. To the extent, if any, the Executive has elected to defer any bonus, any payments due under this provision corresponding to the amount of the deferral shall be paid or deferred in accordance with the terms elected by the Executive with respect to said plan under which the bonus is deferred.

(b)	A lump-sum amount, paid within thirty (30) calendar days following return of the signed Release (but not prior to the lapse of the seven (7) day revocation period), which shall be provided not more than fifteen (15) days after delivery to the Employer or delivery to the Executive, as applicable, of a Notice of Termination, equal to [three (3)] [two (2)] times the sum of the following: (A) the Executive’s Base Annual Salary and (B) the Executive’s annual target bonus opportunity for the plan year in which the Qualifying Termination occurs. Notwithstanding the above, to the extent that at the time of the Qualifying Termination the Executive is age [62] [63] or older, the amount payable under this provision shall be equal to the product of (x) the sum of A and B above, multiplied by (y) a fraction the numerator of which shall be equal to the number of full and partial months during the period commencing on the Effective Date of Termination and ending on the Executive’s 65th birthday and the denominator of which shall be [thirty-six (36)] [twenty-four (24)]. . Prior to such reduction, the Committee shall determine that the Executive is a bona fide executive as that term is defined in the Age Discrimination in Employment Act (“ADEA”) and that the other provisions relating to mandatory retirement of an executive under ADEA are satisfied.

(c)	A lump-sum amount, paid within thirty (30) calendar days following return of the signed Release (but not prior to the lapse of the seven (7) day revocation period), which shall be provided not more than fifteen (15) days after delivery to the Employer (but not earlier than the expiration of the thirty (30) day cure period, if applicable) or delivery to the Executive, as the case may be, of a Notice of Termination, equal to the Executive’s annual target bonus opportunity for the plan year in which the Qualifying Termination occurs adjusted on a pro rata basis for the number of days that have elapsed to the Effective Date of Termination during such plan year (as compared to the total plan year, 365 days.) To the extent, if any, the Executive has elected to defer any bonus under the applicable bonus plan, any payments due under this provision corresponding to the amount of the deferral shall be paid in accordance with the payment terms elected by the Executive with respect to the plan under which the bonus is deferred.

(d)	The Executive and the Employer agree that a portion of the lump-sum amount, payable under (b) above, shall be as consideration for the Executive entering

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into the noncompete and other restrictive covenants as described in Article 5 herein. The value of the consideration for the noncompete and other restrictive covenants will be determined by an independent valuation consultant selected by the Committee for the sole purpose of determining what portion of the total consideration (which total shall not change as a result of such computation) should, on the basis of value, be allocated to the noncompete and other restrictive covenants as described in Article 5 herein.

(e)	The Employer shall provide the Executive continued health coverage or, at Employer’s option, payments to defray the cost of continued health coverage for [twenty-four (24)] [thirty-six (36] months following the Effective Date of Termination, generally in accordance with rules and provisions under the Consolidated Omnibus Budget Reconciliation Act of 1985, provided that (i) the Employer shall pay 100% of the monthly cost of such continued health coverage during such [twenty-four (24)] [thirty-six (36)] – month period and (ii) such continued health coverage shall terminate when the Executive becomes eligible for comparable health coverage under a new employer.

(f)	Immediate extension (as allowable by Section 6.10 of Article VI of the plan entitled “CMS Energy Corporation Performance Incentive Stock Plan,” dated December 3, 1999, as amended) by one (1) year after the Effective Date of Termination of the period for the Executive to exercise any outstanding stock options or stock appreciation rights granted by the Committee to Executive pursuant to said Article VI, subject to earlier termination of such option or stock appreciation right in accordance with the terms of such plan.

(g)	Immediate vesting and distribution to the Executive (as allowable by the second sentence of Section 7.2(h) of Article VII of the plan entitled “CMS Energy Corporation Performance Incentive Stock Plan (PISP))” dated December 3, 1999, as amended) within forty-five (45) days after delivery of the Notice of Termination of all outstanding shares of restricted stock previously awarded to Executive pursuant to said Article VII. Any portion of an award of restricted stock subject to future performance goals based on absolute total shareholder return, will vest as if the target performance had been achieved. The portion of any award based on relative shareholder return will vest pro rata based upon the number of days into the performance period up to the Change in Control date, using the target number of shares as the basis for the pro ration. For any award of restricted stock that is tenure based, the number of shares distributed to the Executive shall assume that all requirements with respect to tenure are satisfied by the Executive. Otherwise, the terms of said plan shall govern and be applied.

(h)	If the Executive is a participant in the SERP, the Executive’s retirement benefits under the SERP will become fully vested as of the Effective Date of Termination and shall not be subject to further vesting requirements or to any forfeiture provisions. In addition the Executive shall be provided the

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following: (i) an additional thirty-six (36) [24] months of Preference Service (as defined in the SERP) for purposes of the SERP in accordance with Section III of the SERP, subject, however, to the total of Preference Service plus Accredited Service being limited to a maximum of thirty-five (35) years under the SERP, and (ii) one third [half] of the amount paid to the Executive pursuant to clause (b) of this Section 3.2 shall be considered a year of Earnings plus Incentive Compensation (as the terms are defined in the SERP) for each of three [two] (3)[(2)] plan years and shall be included when determining the highest five years for purposes of computing Final Executive Pay under the SERP (as defined in the SERP). [Note: For persons with 2 years of benefits under section 3.2(b), use bracketed substitute items in prior sentence] [For an executive in the defined contribution supplemental executive retirement plan the following replaces the above: “If the Executive is a participant in the SERP, the Executive’s account balance under the SERP will become fully vested as of the Effective Date of Termination and shall not be subject to further vesting requirements or to any forfeiture provisions. The Executive shall have added to his or her account balance under the SERP, within fifteen (15) days of delivery of the Notice of Termination, an amount equal to fifteen percent (15%) [10% in the case of those Executives in salary grades E-3 or E-4] of the amount paid to the Executive under clauses (b) and (c) of this Section 3.2. ”]

(i)	For purposes of (1) the Executive’s retirement, (2) the SERP and (3) benefits not expressly discussed in clauses (a) through (h) of this Section 3.2, but which are available to the general employee population or available only to officers and implemented with contracts with third parties, the benefit plan descriptions covering all employees and the retirement plan and the SERP plan descriptions and contracts with third parties covering officers in place at the time of the Effective Date of Termination control the Executive’s treatment under those plans and contracts. All rights of the Executive to indemnification as an officer or an employee will be determined under any applicable indemnification policy in effect at the time the matter giving rise to the need for indemnification is alleged to have occurred, or at the time immediately before the Change in Control, at the election of the Executive. For any other benefits only available to officers, if those benefits are not expressly discussed in clauses (a) through (h) of this Section 3.2, those benefits are terminated for the Executive as of the Effective Date of Termination.
Article 4. Notice of Termination; Resignation As Officer and Director
4.1	Any Qualifying Termination of the Executive’s employment shall be communicated by a Notice of Termination which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a Qualifying Termination. The Notice of Termination shall also provide a specific date (i) on which a Qualifying

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Termination has occurred and (ii) that is designated as the Effective Date of Termination.

4.2	On or before the Effective Date of Termination, the Executive shall submit to the Employer his or her written resignation as (i) an officer of the Employer and of all Affiliates and (ii) a member of the board of directors of the Employer and of all Affiliates.
Article 5. Restrictive Covenants and Clawback
5.1	The following shall apply after any termination (including, without limitation, due to retirement, disability or resignation for any reason) of the Executive’s employment, whether prior to or following a Change in Control:
(a)	Noncompetition. During the term of employment and for a period of twenty-four (24) months after the date of the termination of the Executive’s employment, the Executive shall not: (i) directly or indirectly, separately or acting or conspiring with any Person or Entity whether or not employed by CMS Energy Corporation or any of its Affiliates, engage in or prepare to engage in or have a financial or other interest in any business which is a Direct Competitor (as defined below); or (ii) serve as an employee, agent, partner, member, shareholder, director, or consultant, or in any other capacity whatsoever participate, engage, or have a financial or other interest in, any business which is a Direct Competitor; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of an Entity whose shares are registered under Section 12 of the Exchange Act.

A “Direct Competitor” means an Entity engaged in the business of (1)(a) selling electric power or natural gas at retail or wholesale within the State of Michigan or (b) selling electric power at wholesale within the market area in which an electric generating plant owned by an Affiliate of CMS Enterprises Company is located or (c) storing natural gas within the State of Michigan or (d) generating, transmitting or distributing electricity or natural gas within the State of Michigan, or (2) developing an electric generating plant within the State of Michigan or a market area in which an electric generating plant owned by an Affiliate of CMS Enterprises Company is located. A “Direct Competitor” also means any Entity that the Committee designates as a Direct Competitor, prior to the termination date specified in a Notice of Termination, that it believes, in good faith, is a competitor to CMS Energy Corporation or its Affiliates.

(b)	Confidentiality. The Employer has advised the Executive and the Executive acknowledges that it is the policy of CMS Energy Corporation and its Affiliates to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to CMS Energy Corporation and its Affiliates. The Executive shall not at any time, directly or indirectly, divulge, furnish, or make

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accessible to any person or Entity (other than as may be required in the regular course of the Executive’s employment), nor use in any manner, either during the term of employment or after termination, for any reason, any Protected Information, or cause any such information of CMS Energy Corporation and its Affiliates to enter the public domain.

“Protected Information” means trade secrets, confidential and proprietary business information of CMS Energy Corporation and its Affiliates and any other information of CMS Energy Corporation and its Affiliates, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by CMS Energy Corporation and its Affiliates and their agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by CMS Energy Corporation or its Affiliates or lawfully obtained from third parties who are not bound by a confidentiality agreement with CMS Energy Corporation or its Affiliates, is not Protected Information. Notwithstanding the foregoing, nothing in this subsection is to be construed as prohibiting the Executive from providing information to a state or federal agency, legislative body or one of its committees or a court with jurisdiction when the Executive is legally required to do so, provided that promptly after being notified of such requirement the Executive notifies the Employer, or from disclosing Protected Information to the Executive’s spouse, attorney and/or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use (beyond the specific purpose for which it was released to such Exempt Person) of Protected Information by an Exempt Person shall be deemed to be a breach of this Section 5.1(b) by the Executive.

(c)	Nonsolicitation. During the term of employment and for a period of twelve (12) months after the date of the termination of the Executive’s employment, the Executive shall not: (i) employ or retain or solicit for employment or arrange to have any other person or Entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who (x) is an employee or consultant of CMS Energy Corporation or its Affiliates or (y) was an employee or consultant of CMS Energy Corporation or its Affiliates at any time during the twelve (12) month period immediately preceding the date of the occurrence of the activity described in clause (i); or (ii) solicit suppliers or customers of CMS Energy Corporation or its Affiliates or induce any such person to terminate their relationship with them.

(d)	Cooperation. The Executive shall fully and unconditionally cooperate with CMS Energy Corporation and its Affiliates and their attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that

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have been or could be asserted at any time arising out of or related in any way to the Executive’s employment or activities on behalf of CMS Energy Corporation and its Affiliates.

(e)	Nondisparagement. The provisions of this Section 5.1(e) apply at all times following the termination of the Executive’s employment for any reason: The Executive shall not disparage CMS Energy Corporation or its Affiliates or their officers and/or directors, or otherwise make comments harmful to their reputations. The Executive further shall not testify or act in any capacity as a paid or unpaid expert witness, advisor or consultant or otherwise on behalf of any person or Entity that has or may have any claim, demand, action, suit, cause of action, or judgment against CMS Energy Corporation or its Affiliates, or in any regulatory agency proceeding in a manner adverse to their interests. The executive officers and directors of CMS Energy Corporation and its Affiliates shall not disparage the Executive or otherwise make comments harmful to the Executive’s reputation. Notwithstanding the foregoing, nothing in this Section 5.1(e) prohibits the Executive or representatives of CMS Energy Corporation or its Affiliates from testifying truthfully under oath in any judicial, administrative or legislative proceedings or in any arbitration, mediation or other similar proceedings where his or her testimony has been legally compelled or pursuant to Section 7.1 herein.

(f)	Return of the Employer Property. The Executive agrees that upon termination of employment he or she shall return all property of the Employer or any Affiliate now in his or her possession.

(g)	Clawback Relating to Illegal Acts or Restatement of Corporation’s Financial Statements. If, due to a restatement of CMS Energy Corporation’s or an Affiliate’s publicly disclosed financial statements or otherwise, the Executive is subject to an obligation to make a repayment to CMS Energy Corporation or an Affiliate pursuant to a clawback provision contained in a SERP Plan, the PISP, a bonus plan or other benefit plan (a “benefit plan clawback provision”) of CMS Energy Corporation or its Affiliate, it shall be a precondition to the obligation of Employer to make any payment under this Agreement, that the Executive fully repay to CMS Energy Corporation or its Affiliate any amounts owing under such benefit plan clawback provision. The payments under this Agreement are further subject to any provision of law which may require the Executive to forfeit or repay any benefits provided hereunder that are based upon a bonus or incentive compensation, or equity compensation, in the event of a restatement of CMS Energy Corporation’s or an Affiliate’s publicly disclosed accounting statements or other illegal act, whether required by Section 304 of the Sarbanes-Oxley Act of 2002, federal securities law (including any rule or regulation promulgated by the Securities and Exchange Commission), any state law, or any rule or regulation promulgated by the applicable listing exchange or system on which CMS Energy Corporation or an Affiliate lists its traded shares. To the degree any benefits hereunder are not otherwise forfeitable pursuant to the preceding sentences of this Section 5.1(g),

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the Board or Committee may require the Executive to repay to Employer any amounts paid under this Agreement that are computed on the basis of a target bonus or actual bonus under a bonus plan applicable to the Executive (a “bonus-based payment”), if the Board or Committee determines, on the basis of the clawback provisions in the bonus plan under which such bonus-based payments are computed, that the Executive would have been required to make a repayment of such bonus-based payments had they been paid to the Executive directly under such bonus plan rather than under this Agreement. The rights set forth in this Agreement concerning the right of CMS Energy Corporation, an Affiliate and/or Employer to a clawback are in addition to any other rights to recovery or damages available at law or equity and are not a limitation of such rights.

(h)	Enforcement. The parties to this Agreement acknowledge that the services of the Executive are unique and extraordinary and that a breach of any provision of this Section 5.1 will cause irreparable harm to the Employer. Accordingly, the Executive agrees that notwithstanding the provisions of Section 7.1 herein, the Employer has the right to seek to enforce the noncompete and other restrictive covenants contained in this Section 5.1 in a court of law or equity and the Executive hereby consents to the imposition of an injunction or a temporary restraining order or such other equitable relief as necessary to protect the rights of the Employer under this Agreement.
Article 6. Excise Tax Equalization Payment
6.1	Excise Tax Equalization Payment. In the event that the Executive becomes entitled to Change in Control Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement, plan or arrangement for which Executive is eligible with (1) the Employer, (2) any Person or Entity whose actions result in a Change in Control, or (3) CMS Energy Corporation or any of its Affiliates (all of such payments and benefits collectively referred to as the “Total Payments”), and if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Sections 280G and 4999 of the Code (or any similar tax that may hereafter be imposed), the Employer shall pay to the Executive or on his or her behalf in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income and employment tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 6.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Employer to the Executive by the end of the taxable year of the Executive next following the taxable year in which the Executive remits the related taxes.

For purposes of determining the amount of the Gross-Up Payment, the Committee shall select in its sole discretion an accounting or other consulting firm (other than the Employer’s and CMS Energy Corporation’s auditors) to perform such calculation. In addition, the Executive shall be deemed to pay federal income taxes at the highest

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marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

6.2	Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation under Section 6.1 herein so that the Executive did not receive the greatest net benefit, the Employer shall reimburse the Executive for the full amount necessary to make the Executive whole, plus interest on the reimbursed amount at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay the Employer within thirty (30) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive) to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.

6.3	Reduction to Avoid Excise Tax. The payments to the Executive under Section 3.2 herein shall be reduced in the aggregate by up to 10%, if such a reduction will cause there to be no Excise Tax incurred. Any such reduction shall be the minimum amount necessary to eliminate the Excise Tax, and if the amount to eliminate the Excise Tax is in excess of 10% of said payments, then no reduction will be made. In making the reduction, the Executive may select in his or her sole discretion which of the applicable payments will be reduced.
Article 7. Dispute Resolution and Notice
7.1	Dispute Resolution. Any dispute or controversy between the Executive and the Employer arising under or in connection with this Agreement (other than Article 5 of this Agreement) shall first be submitted in writing to the Committee for attempted resolution. If such submission does not result in mutually agreeable resolution within sixty (60) days thereof, such dispute or controversy shall be settled by final and binding arbitration. Such arbitration shall be conducted before a single arbitrator selected by the parties to be conducted in Jackson, Michigan. The arbitration will be conducted in accordance with the rules of the American Arbitration Association then in effect and be finished within ninety (90) days after the selection of the arbitrator, and if the Executive and the Employer are unable to agree within thirty (30) days on such a single arbitrator, such Association shall select such arbitrator. The arbitrator shall not have authority to fashion a remedy that includes consequential, exemplary or

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punitive damages of any type whatsoever, and the arbitrator is hereby prohibited from awarding injunctive relief of any kind, whether mandatory or prohibitory. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction. The Executive and the Employer shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures. Notwithstanding the foregoing, the Executive and the Employer acknowledge that the enforcement of the Employer’s rights under Article 5 herein are unique and agree that the Employer is not limited to the remedy of arbitration but may elect the remedy of its choice including filing suit in a court of law or equity and the Executive agrees that the Employer has the right to obtain an injunction and/or a temporary restraining order to protect its rights.

7.2	Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing and sent by registered or certified mail to the Executive at the address set forth beneath his or her signature on the last page of this Agreement or, to the Employer, at One Energy Plaza, Jackson, Michigan 49201, Attention: Corporate Secretary. Notices, requests, demands or other communications may also be delivered by messenger, courier service or other electronic means and are sufficient if actually received by the party for whom it is intended.
Article 8. Successors and Assignment
8.1	Successors. Any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to the business of CMS Energy Corporation or purchaser of all or substantially all of the assets of CMS Energy Corporation shall be required to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. This Agreement shall be binding upon any successor in accordance with the operation of law.

8.2	Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

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Article 9. Miscellaneous
9.1	Employment Status. The employment of the Executive by the Employer is “at will” and, subject to the Executive’s rights pursuant to this Agreement or any separate written separation agreement entered into by the Executive and CMS Energy Corporation, may be terminated by either the Executive or the Employer at any time, subject to applicable law. Further, the Executive has no right to be an officer of CMS Energy Corporation or any of its Affiliates and serves as an officer entirely at the discretion of the Board.

9.2	Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and this Agreement (including the “whereas” clauses and Exhibit A) constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Agreement completely supersedes, cancels, voids and renders of no further force and effect any and all other change in control agreements, and other similar agreements, communications, representations, promises, covenants and arrangements, whether oral or written, between the Employer and the Executive and between the Executive and CMS Energy Corporation or any of its Affiliates that may have taken place or been executed prior to the Effective Date and which may address the subject matters contained herein. Notwithstanding the above, this Agreement is supplemental to and does not replace any written separation agreement entered into between the parties that is not contingent on a Change in Control, provided however that in no event will the Executive be entitled to payments under this Agreement that would be duplicative of any payment and/or benefits due under such other written separation agreement.

9.3	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, and the parties shall negotiate in good faith to accomplish the purposes and amend this Agreement so as, to the extent possible under the law, to carry out the original intent of the provision or portion determined to be invalid or unenforceable.

9.4	Tax. The Employer may withhold from any benefits payable under this Agreement any authorized deductions and all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. Notwithstanding anything contained in this Agreement to the contrary, if the Executive is a “specified employee” (determined in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Effective Date of Termination, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting the Executive to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months

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following the Effective Date of Termination shall be paid or provided to the Executive in a lump sum cash payment to be made on the earlier of (x) the Executive’s death or (y) the first day that is more than six (6) months immediately following the Effective Date of Termination (or, if different, the date that qualifies as a “separation from service” (as such term is used under Section 409A)). Each payment to be made under this Agreement shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything contained in this Agreement to the contrary, the Employer shall have the unilateral right to amend this Agreement at any time for the sole purpose of complying with Section 409A.

9.5	Beneficiaries. The Executive may designate one (1) or more persons or Entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing on a form provided by the Employer. The Executive may make or change such designation at any time.

9.6	Payment Obligation Absolute. Except as otherwise provided in this Agreement and as provided in the last sentence of this paragraph, the Employer’s and CMS Energy Corporation’s obligations to make the payments and provide the benefits to the Executive specified herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, defense, or other right which the Employer, CMS Energy Corporation or any of its Affiliates may have against the Executive or anyone else. Except as otherwise provided in this Agreement, all amounts payable by the Employer hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Employer shall be final, but subject to the provisions of the next sentence. If the Executive should seek to litigate this Agreement or the subject matters addressed herein in a state or federal court, subject to the requirements of Section 409A, to the extent applicable, (i) the Executive at least ten (10) days prior to filing in court shall tender back to the Employer all cash consideration paid to the Executive under this Agreement prior thereto and (ii) any payments then or thereafter due to the Executive under this Agreement shall be withheld until said litigation is finally resolved.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment, provided such other employment is not a violation of the provisions of Article 5 herein, shall in no event effect any reduction of the Employer’s obligations to make the payments and arrangements required to be made under this Agreement.

9.7	Contractual Rights to Benefits. Subject to approval and ratification by the Committee, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Employer to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

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9.8	Modification. Except as otherwise provided in this Agreement, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

9.9	Counterparts and Headings. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be regarded by the parties as original signatures. The headings of the various sections and subsections of this Agreement shall not limit or affect the terms and provisions of this Agreement.

9.10	Representation. Each of the Executive and the Employer represents and warrants that this Agreement is a legal, valid and binding agreement, enforceable in accordance with its terms, and does not conflict with any other agreement to which he, she or it is a party. The Executive acknowledges that he or she has had an opportunity to consult with his or her legal and financial advisors before executing and delivering this Agreement, and has read and understands this Agreement.

9.11	Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of laws principles.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of this                      day of                     , 20     .

[CMS ENERGY CORPORATION or EMPLOYER]	EXECUTIVE:

By:	Signature:

Its:	Printed Name:

Address:

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EXHIBIT A
GENERAL RELEASE AGREEMENT
This General Release Agreement (“Agreement”), made as of the            day of           , 20     , pursuant to Michigan law, among            (the “Executive”), an individual, and           , a Michigan corporation (the “Employer”) is a general release of claims against the Employer, CMS Energy Corporation and all of their subsidiaries and affiliates (collectively the “CMS Companies”).
WHEREAS, the Executive’s employment with the Employer [will end] [has ended] on           , 20      and [he] [she] is eligible for the receipt of severance benefits under a Change in Control Agreement. dated as of           , 20      between the Executive and the Employer (the “CIC Agreement”) provided that the Executive first executes and delivers to the Employer a prescribed form of general release attached as Exhibit A to the CIC Agreement;
WHEREAS, terms used in this Agreement that are also used and defined in the CIC Agreement shall have the same definition in this Agreement if not separately and differently defined herein, such terms being recognizable by initial caps; and
WHEREAS, this General Release Agreement satisfies the condition for receipt of Change in Control Severance Benefits under Article 3 of the CIC Agreement.
NOW THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, the Executive and the Employer agree as follows:
1. MONETARY AND OTHER CONSIDERATION
In consideration for the releases and the other covenants in this Agreement, the Executive agrees and reaffirms that the only monetary and other consideration to which [he] [she] is entitled due to the termination of employment is that provided to the Executive pursuant to the CIC Severance Agreement, as set forth on Attachment A attached to this Agreement.
2. RETURN OF COMPANY PROPERTY
By signing this Agreement, the Executive represents and warrants that [he] [she] has returned to the Employer all of its property and all the property of any of the CMS Companies which the Executive had in [his] [her] possession.
3. GENERAL RELEASE AND DISCHARGE BY EXECUTIVE
In consideration of the payments and commitments made by the Employer to the Executive (described in Section 1 above), the Executive on [his] [her] own behalf, and [his] [her] descendants, ancestors, dependents, heirs, executors, administrators, assigns, and successors,

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and each of them, hereby covenants not to sue and fully releases and discharges the Employer, CMS Energy Corporation, and all of their subsidiaries and affiliates, past and present, and each of them as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which the Executive now owns or holds or has at any time on or prior to the Effective Date of Termination owned or held as against said Releasees, arising out of or in any way connected with the Executive’s employment relationship with the Employer or the Releasees, or the Executive’s termination of employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement, including but not limited to, claims based on any express or implied contract of employment which may have been alleged to exist between the Employer, the Releasees and the Executive, or under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. §621, et seq, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq, as amended, the Civil Rights Act of 1991, P. L. 102-1 66, the Elliott-Larsen Civil Rights Act, MCLA §37.2101, et seq, the Rehabilitation Act of 1973, 29 U.S.C. §701, et seq, as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. §12206, et seq, as amended, or the Persons with Disabilities Civil Rights Act, MCLA §37.1101, et seq, as amended, or any other federal, state or local law, rule, regulation or ordinance, and claims for severance pay, sick leave, holiday pay, and any other fringe benefit provided to the Executive by the Employer or Releasees except for those rights preserved by Section 3.2(i) of the CIC Agreement. Nothing in this Agreement is intended to, nor do the Executive and the Employer, waive the right to enforce the CIC Agreement.
4. REVOCATION OF RELEASE BY EXECUTIVE
The Executive specifically acknowledges for purposes of this Agreement that: (1) the Executive has been advised by the Employer to consult with an attorney prior to signing this Agreement; (2) the Executive has been given [21] [45] days to consider the release; and (3) the Executive may revoke this Agreement within 7 days of signing this Agreement. In the event of such a revocation, the Executive will repay to Employer all funds already received under the CIC Agreement and waive [his] [her] rights to receive any additional funds under the CIC Agreement. Such a revocation, to be effective, must be in writing and either (i) postmarked within 7 days of execution of this Agreement and addressed to the attention of           , CMS Energy Corporation, at One Energy Plaza, Jackson, Michigan 49201, or (ii) hand delivered to            within 7 days of execution of this Agreement. The Executive understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing. IF THE EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE END OF THE [21] [45] DAY PERIOD, THE EXECUTIVE CERTIFIES

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THAT THE EXECUTIVE KNOWINGLY AND VOLUNTARILY DECIDED TO SIGN THE AGREEMENT AFTER CONSIDERING IT LESS THAN [21] [45] DAYS AND [HIS] [HER] DECISION TO DO SO WAS NOT INDUCED BY THE EMPLOYER THROUGH FRAUD, MISREPRESENTATION OR A THREAT TO WITHDRAW OR ALTER THE OFFER THE SEVERANCE BENEFITS PAYABLE UNDER THE CIC AGREEMENT PRIOR TO THE EXPIRATION OF THE [21] [45] DAY TIME PERIOD.
THIS AGREEMENT AND THE RELEASE CONTAINED IN THIS AGREEMENT SHALL BECOME EFFECTIVE AND ENFORCEABLE ONLY AFTER THE REVOCATION PERIOD HAS PASSED.
5. GOVERNING LAW AND SEVERABILITY OF INVALID PROVISIONS
This Agreement will be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, and the parties shall negotiate in good faith to accomplish the purposes and amend this Agreement so as, to the extent possible under the law, to carry out the original intent of the provision or portion determined to be invalid or unenforceable.
6. FULL UNDERSTANDING AND VOLUNTARY ACCEPTANCE
In entering this Agreement, the Employer and the Executive represent that they have had the opportunity to consult with attorneys of their own choice, that the Employer and the Executive have read the terms of this Agreement and that those terms are fully understood and voluntarily accepted by them.
7. DISPUTE RESOLUTION
The provisions of Article 7, Dispute Resolution and Notice, of the CIC Agreement, shall apply to and govern any dispute arising under this Agreement.
8. MODIFICATION
Except as otherwise provided in this Agreement, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.
9. COUNTERPARTS AND HEADINGS
This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be regarded by the parties as original signatures. The headings of the various sections and subsections of this Agreement shall not limit or affect the terms and provisions of this Agreement.

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Signed this day of , 20 .

[EXECUTIVE’S NAME]

[EMPLOYER’S NAME]

By:

Its:

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ATTACHMENT A